Exhibit 16.1

April 1, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Nevada Property 1 LLC and, under the date of March 30, 2011, we reported on the consolidated financial statements of Nevada Property 1 LLC as of and for the years ended December 31, 2010 and 2009. On December 14, 2010, we were notified that Nevada Property 1 LLC engaged PricewaterhouseCoopers LLP as its principal accountant for the year ended December 31, 2011 and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of Nevada Property 1 LLC’s consolidated financial statements as of and for the year ended December 31, 2010, and the issuance of our report thereon. On March 30, 2011, we completed our audit and the auditor-client relationship ceased. We have read Nevada Property 1 LLC’s statements included under Item 4.01 of its Form 8-K/A dated December 14, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Nevada Property 1 LLC’s statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Nevada Property 1 LLC’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP